Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER TO ACQUIRE SPECIALTY NONWOVENS MANUFACTURER DRESDEN PAPIER FOR €160 MILLION (approximately U.S.$209 MILLION)

- Dresden Papier GmbH Holds Leading Position in Rapidly Growing Global Nonwoven Wallpaper Segment -

- Transaction Expected to be Immediately Accretive to Earnings by Approximately $0.25 Per Share on Annualized Basis -

- Acquisition to be Financed by a Combination of Cash on Hand and Debt -

YORK, Pennsylvania – March 13, 2013 – Glatfelter (NYSE: GLT), a global manufacturer of specialty papers and fiber-based engineered materials, today announced it has signed a definitive agreement to purchase Dresden Papier GmbH from Fortress Paper Ltd. (TSE: FTP) for €160 million (approximately U.S.$209 million). Glatfelter expects the acquisition to be immediately accretive to earnings per share by approximately $0.25 on an annualized basis.

Dresden Papier, based in Heidenau (near Dresden), Germany, is the leading global supplier of nonwoven wallpaper base materials, and is a major supplier to most of the world’s largest wallpaper manufacturers. Nonwoven wallpaper offers superior performance and characteristics such as dry strip-ability, higher tear resistance, and no material shrinkage or expansion when wet. As a result, nonwovens are increasingly the product of choice for wallpaper installers and design professionals in Europe, with significant growth potential in Asia.

“Glatfelter’s agreement to acquire Dresden Papier demonstrates our commitment to building leading positions in niche global growth markets for specialty papers and fiber-based engineered materials,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter. “Dresden Papier has built a preeminent position in nonwoven wallpaper materials – as both the cost and quality leader because of its innovative products, proprietary manufacturing techniques, and long-standing customer relationships.

“The acquisition of Dresden Papier will add another industry-leading nonwovens product line to our Composite Fibers business, and broaden our relationship with leading producers of consumer and industrial products. Despite the ongoing economic challenges in parts of Europe, we believe the global nonwoven wallpaper business will continue to grow at a compound annual growth rate of at least 10%. This acquisition will also provide additional operational leverage and growth opportunities for Glatfelter globally, particularly in large markets such as Russia and China, and other developing markets in eastern Europe and Asia.”

In 2012, Dresden’s revenues were €117 million (approximately U.S.$151 million), and Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) were €30 million (approximately U.S.$38 million). Dresden employs approximately 146 people at its state-of-the-art, 60,000-metric-ton-capacity manufacturing facility in Heidenau, Germany.

Glatfelter plans to finance the acquisition through a combination of cash on hand and debt. As of December 31, 2012, Glatfelter had a cash balance of $98 million and $345 million available under its revolving credit facility.

The proposed transaction, which is subject to customary closing conditions, including receipt of German and Ukrainian regulatory approvals, is expected to close during the second quarter of 2013. Upon closing, the acquired business will become part of Glatfelter’s Composite Fibers business unit, which manufactures fiber-based products for growing global niche markets, including filtration papers for tea and single serve coffee applications, metallized papers, composite laminates, and technical specialties.

Conference Call

Glatfelter will hold a conference call at 2:00 p.m. (Eastern) today to discuss the proposed acquisition of Dresden Papier. An investor slide presentation providing supplemental material related to the acquisition will be available on Glatfelter’s Investor Relations website at http://www.glatfelter.com/about_us/investor_relations/default.aspx. Information related to the conference call is as follows:

What:	Proposed acquisition of Dresden Papier GmbH

When:	Wednesday, March 13, 2013 - 2:00 p.m. Eastern Time

Number:	US dial	1-888-335-5539
	International dial	1-973-582-2857

Conference ID:	22356074

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	Wednesday, March 13, 2013 - 8:00 p.m. to Wednesday, March 27, 2013 – 11:59 p.m.

Rebroadcast Number:	Within US dial 1-855-859-2056
International dial 1-404-537-3406

Conference ID:	22356074

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: the time and costs required to consummate the proposed acquisition; the satisfaction or waiver of conditions in the purchase agreement; any material adverse changes in the business of Dresden Papier; the ability to obtain required regulatory approvals, and consents and the satisfaction or waiver of other customary closing conditions; the Company’s ability to achieve the strategic and other objectives relating to the proposed acquisition, including any expected synergies; the Company’s ability to successfully integrate Dresden Papier and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; changes in industry, business, market, political and economic conditions in the U.S. and other countries in which it does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives and acquisition integration risks. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.